EXHIBIT 5.1


                                                      November 9, 1995


Re:  Registration Statement on Form S-1
     (Registration No. 33-62919)
     ----------------------------------


Piedmont Management Company Inc.
80 Maiden Lane, 20th Floor
New York, NY  10038

Dear Ladies and Gentlemen:

          We have acted as special counsel to Piedmont Management Company Inc. (the "Company") in connection with the Company's Registration Statement on Form S-1 (file No. 33-62919) (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of the distribution by the Company of its Contingent Interest Notes due 2006 (the "CI Notes"). The CI Notes will be issued under an indenture (the "Indenture") between the Company and Shawmut Bank Connecticut, N.A., as trustee (the "Trustee").

          We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for purposes of this opinion.

          Based upon the foregoing, we are of the opinion that when the CI Notes have been duly authorized, executed, authenticated, issued and delivered in accordance with the indenture, such CI Notes will constitute valid and binding obligations of the Company.

          In connection with the opinion expressed above, we have assumed that, at or prior to the time of the delivery of any CI Notes, (i) the Board of Directors shall have duly authorized the issuance and distribution of the CI Notes and such authorization shall not have been modified or rescinded; (ii) the Registration Statement shall have been declared effective and such effectiveness shall not have




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Piedmont Management
   Company Inc.                      2                     November 9, 1995


been terminated or rescinded; (iii) the Indenture shall have been duly authorized, executed and delivered by the Company and the Trustee and shall have been qualified under the Trust Indenture Act of 1939, as amended; and
(iv) there shall not have occurred any change in law affecting the validity or enforceability of the CI Notes.

          We are members of the Bar of the State of New York and our opinion is limited to the laws of the State of New York and the Federal laws of the United States.

          This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

          We consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the reference to Davis Polk & Wardwell in the prospectus contained therein.

                                             Very truly yours,

                                             /s/ Davis Polk & Wardwell